Exhibit 10.6

Strictly Confidential

To:	Eaton Corporation plc

c/o Eaton Corporation

1000 Eaton Boulevard

Cleveland, OH 44122

Attention:	Ron E. Garber, VP & Chief Counsel – M&A
Email:	RonEGarber@eaton.com

cc:	Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:	Dotun O. Obadina
Steven J. Williams
Email:	dobadina@paulweiss.com
swilliams@paulweiss.com

BY E-MAIL

July 27, 2026

Re: Project Cronus – Share Buyback Consent Request

To Whom It May Concern:

Reference is made to (i) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2026, by and among Eaton Corporation plc (“Eaton”), Eaton Corporation (Ohio), Mobility (USA) Corporation (“SpinCo”), Atlas Mobility Sub, Inc. (“Merger Sub”), and Dana Incorporated (“Merger Partner” or “Dana”), and (ii) that certain Separation and Distribution Agreement (“Separation and Distribution Agreement”), dated as of June 10, 2026, by and among Eaton, Eaton Corporation, Eaton Capital Unlimited Company, SpinCo and Dana. Unless otherwise noted, capitalized terms not defined herein will have the meaning set forth in the Merger Agreement or the Separation and Distribution Agreement, as applicable.

Pursuant to this letter (this “Letter Agreement”), Eaton hereby consents, for purposes of Section 7. l of the Merger Agreement, to Dana engaging in share purchases through the Closing pursuant to the share repurchase program in place pursuant to Dana’s share repurchase authorization approved by Dana’s Board of Directors on February 10, 2026; provided that, as a condition to the consent granted in this Letter Agreement, Dana agrees that the SpinCo Payment shall be increased by an amount equal to (l) the aggregate purchase price paid by Dana for all Merger Partner Common Stock repurchased by Dana from the date hereof through the date immediately preceding the Closing Date, multiplied by (2) l00.4008016% (see Exhibit A for an example of the increased SpinCo Payment).

Subject to the proviso in the foregoing paragraph, Eaton hereby agrees to and consents that Dana and its Subsidiaries may take all actions reasonably necessary and execute and deliver or cause to be executed and delivered all agreements, certificates, instruments and other documents and to take or cause to be taken any and all such further actions, in each case, as are necessary or appropriate to carry out fully the actions contemplated by the matters described in the preceding paragraph.

Please indicate your consent to the foregoing by signing this Letter Agreement in the space provided on the following page and returning to our attention. This Letter Agreement may be executed and delivered in any number of counterparts and by electronic transmission, each of which will be deemed an original instrument and together will constitute for all purposes one agreement.

[Signature Page Follows.]

Sincerely,

DANA INCORPORATED

By:	/s/ Timothy R. Kraus
Name:	Timothy R. Kraus
Title:	Executive Vice President and Chief Financial Officer

ACKNOWLEDGED AND AGREED

EATON CORPORATION PLC

By:	/s/ Lucy Clark Dougherty
Name:	Lucy Clark Dougherty
Title:	Executive Vice President and Chief Legal Officer

Exhibit A

Pre-Close Buyback Amount in $$			$200,000,000	(a)
Gross-up for 50.l% / 49.9% Split			49.90%	(b)

Total Impact of Increased Buyback			$400,801,603	(a) / (b) = (c)
Dana Portion at 49.9%	(a	)	($200,000,000)

Calculated Increase in SpinCo Payment			$200,801,603	(c) - (a) = (d)

SpinCo Payment Increase Factor			l.004008016	(d) / (a)

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